                                                                    EXHIBIT 99.1
GENTEK HOLDINGS, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------





                                                                                       PAGE
                                                                                       ----

Report of Independent Accountants                                                      F-2

Consolidated Financial Statements:

   Consolidated Balance Sheets,
   June 30, 2003 (unaudited) and December 31, 2002 and 2001                            F-3

   Consolidated Statements of Operations and Comprehensive Income (Loss) for the
     six months ended June 30, 2003 (unaudited) and 2002 (unaudited) and the
     years ended December 31, 2002, 2001 and 2000                                      F-4

   Consolidated Statements of Stockholders' Equity
     for the six months ended June 30, 2003 (unaudited)
     and the years ended December 31, 2002, 2001 and 2000                              F-5

   Consolidated Statements of Cash Flows
     for the six months ended June 30, 2003 (unaudited) and 2002 (unaudited)
     and the years ended December 31, 2002, 2001 and 2000                              F-6

   Notes to Consolidated Financial Statements                                      F-7 - F-23

                        Report of Independent Accountants





Board of Directors and Stockholders of

Gentek Holdings, Inc. and Subsidiaries:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Gentek Holdings, Inc. and its subsidiaries at December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP


February 14, 2003
Cleveland, Ohio

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


                                                                    JUNE 30,        DECEMBER 31,
                                                                      2003        2002        2001
                                                                      ----        ----        ----
                                                                   (UNAUDITED)
                             ASSETS
Current assets:
    Cash                                                           $   2,794   $   4,100   $   1,705
    Accounts receivable, net of allowance for doubtful accounts of $1,782 for 2003 (unaudited), $1,664 for 2002 and
        $1,781 for 2001                                               44,620      26,689      26,371
    Inventories                                                       44,855      34,745      29,598
    Other current assets                                               1,192         600       1,190
                                                                   ---------   ---------   ---------
        Total current assets                                          93,461      66,134      58,864
Property, plant and equipment, net                                    29,710      26,413      27,942
Other non-current assets:
    Deferred charges and other intangible assets, net                  2,553       2,523       2,660
    Other assets                                                       2,606       2,167       1,519
                                                                   ---------   ---------   ---------
        Total other non-current assets                                 5,159       4,690       4,179
                                                                   ---------   ---------   ---------
Total assets                                                       $ 128,330   $  97,237   $  90,985
                                                                   =========   =========   =========
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Book overdrafts                                                $   2,770   $   3,744   $   2,273
    Current portion of revolving credit agreements                    27,993       6,307       4,798
    Current portion of notes payable                                   1,068         915         904
    Current portion of accrued warranty                                2,313       2,103       2,164
    Current portion of other liabilities                               1,395         679         648
    Accounts payable, trade                                           23,949      20,322      17,485
    Accrued payroll and related taxes                                  5,671       4,982       5,358
    Accrued expenses and other liabilities                             4,728       5,350       5,860
                                                                   ---------   ---------   ---------
        Total current liabilities                                     69,887      44,402      39,490
Long-term liabilities, net of current portions:
    Revolving credit agreements                                        8,287       9,147      15,930
    Notes payable                                                      5,113       4,843       5,869
    Accrued warranty                                                  10,629       8,858       8,856
    Pension plans                                                      3,521       4,033       2,204
    Other liabilities                                                  2,534       2,093       2,246
                                                                   ---------   ---------   ---------
        Total long-term liabilities, net of current portions          30,084      28,974      35,105
                                                                   ---------   ---------   ---------
        Total liabilities                                             99,971      73,376      74,595
                                                                   ---------   ---------   ---------
Commitments and contingencies (Note 11)
    Stockholders' equity:
    Common stock:
        Class A voting, convertible, par value $0.01 per share,
        2,000,000 shares authorized, 983,721 shares outstanding           10          10          10
        Class B non-voting, par value $0.01 per share, 2,000,000
        shares authorized -0- shares outstanding                           -           -           -
        Class C voting, convertible, par value $0.01 per share,
        1,000,000 shares authorized, 400,000 shares outstanding            4           4           4
        Class D non-voting, par value $0.01 per share, 1,000,000
        shares authorized, -0- shares outstanding                          -           -           -
    Additional paid-in capital                                        29,500      29,500      29,500
    Accumulated deficit                                               (1,363)     (1,049)    (10,219)
    Accumulated other comprehensive income (loss)                        208      (4,604)     (2,905)
                                                                   ---------   ----------  ----------
        Total stockholders' equity                                    28,359      23,861      16,390
                                                                   ---------   ---------   ---------
Total liabilities and stockholders' equity                         $ 128,330   $  97,237   $  90,985
                                                                   =========   =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


                                                                    SIX MONTHS
                                                                  ENDED JUNE 30,               YEARS ENDED DECEMBER 31,
                                                                  --------------               ------------------------
                                                               2003             2002          2002       2001        2000
                                                         (UNAUDITED)       (UNAUDITED)
Net sales                                                $     132,911     $     119,456    $260,060    $266,299    $263,144
Cost of sales                                                  116,093            99,690     218,769     230,861     231,133
                                                         -------------     -------------    --------    --------    --------
      Gross profit                                              16,818            19,766      41,291      35,438      32,011

Selling, general and administrative expenses                    14,723            13,634      26,363      28,629      26,674
                                                         -------------     -------------    --------    --------    --------
      Income from operations                                     2,095             6,132      14,928       6,809       5,337

Other expenses (income), net:
      Interest expense                                             914               888       1,835       4,022       5,243
      Amortization of financing fees                                22                87          99         180         307
      Foreign currency loss (gain)                                (239)              331         419        (112)        380
      Gain on extinguishment of debt                                 -                -           -       (6,985)         -
      Other, net                                                   141                98         715         (27)       (103)
                                                         -------------     -------------    --------    ---------   ---------
           Total other expenses (income), net                      838             1,404       3,068      (2,922)      5,827
                                                         -------------     -------------    --------    ---------   --------

           Income (loss) before provision for income
              taxes                                              1,257             4,728      11,860       9,731        (490)

Provision for income taxes:
      Current                                                    1,427             1,506       3,065       2,060       1,117
      Deferred                                                     144              (184)       (375)       (410)        886
                                                         -------------     --------------   ---------   ---------   --------
           Total provision for income taxes                      1,571             1,322       2,690       1,650       2,003
                                                         -------------     -------------    --------    --------    --------
           Net income (loss)                                      (314)            3,406       9,170       8,081      (2,493)

Other comprehensive income (loss):
      Foreign currency translation adjustment                    4,812             1,167         196      (1,369)       (731)
      Minimum pension liability adjustment                          -                 -       (1,895)       (190)       (413)
                                                         -------------     -------------    ---------   ---------   ---------
           Comprehensive income (loss)                   $       4,498     $       4,573    $  7,471    $  6,522    $ (3,637)
                                                         =============     =============    ========    ========    =========


Income tax (expense) benefit related to the minimum pension liability adjustment component of other comprehensive income (loss) was $(17) in 2002, $202 in 2001 and $294 in 2000.


The accompanying notes are an integral part of these consolidated financial statements.

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


                                                                                ACCUMULATED OTHER
                                                                           COMPREHENSIVE INCOME (LOSS)
                                                                           ---------------------------
                                                  ADDITIONAL                   FOREIGN       MINIMUM
                                 COMMON STOCK      PAID-IN   ACCUMULATED       CURRENCY      PENSION
                               ----------------
                               CLASS A  CLASS B    CAPITAL     DEFICIT       TRANSLATION    LIABILITY     TOTAL

Balances at December 31, 1999  $   10   $   4     $  29,500  $ (15,807)      $     305     $    (507)   $  13,505

    Net loss                       -       -             -      (2,493)             -             -        (2,493)

    Foreign currency
        translation
        adjustment                 -       -             -          -             (731)           -          (731)

    Minimum pension
        liability adjustment       -       -             -          -               -           (413)        (413)
                               ------   -----     ---------  ---------       ---------     ----------   ----------

Balances at December 31, 2000      10       4        29,500    (18,300)           (426)         (920)       9,868

    Net income                     -       -             -       8,081              -             -         8,081

    Foreign currency
        translation
        adjustment                 -       -             -          -           (1,369)           -        (1,369)

    Minimum pension
        liability adjustment       -       -             -          -               -           (190)        (190)
                               ------   -----     ---------  ---------       ---------     ----------   ----------

Balances at December 31, 2001      10       4        29,500    (10,219)         (1,795)       (1,110)      16,390

    Net income                     -       -             -       9,170              -             -         9,170

    Foreign currency
        translation
        adjustment                 -       -             -          -              196            -           196

    Minimum pension
        liability adjustment       -       -             -          -               -         (1,895)      (1,895)
                               ------   -----     ---------  ---------       ---------     ----------   ----------

Balances at December 31, 2002      10       4        29,500     (1,049)         (1,599)       (3,005)      23,861

    Net loss (unaudited)           -       -             -        (314)         -                 -          (314)

    Foreign currency
        translation
        adjustment
        (unaudited)                -       -             -          -            4,812            -         4,812
                               ------   -----     ---------  ---------       ---------     ---------    ---------

Balances at June 30, 2003
(unaudited)                    $   10   $   4     $  29,500  $  (1,363)      $   3,213     $  (3,005)   $  28,359
                               ======   =====     =========  ==========      =========     ==========   =========


The accompanying notes are an integral part of these consolidated financial statements.

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------

                                                   SIX MONTHS
                                                 ENDED JUNE 30,           YEARS ENDED DECEMBER 31,
                                                 --------------           ------------------------
                                                2003        2002         2002       2001        2000
                                             (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                         $    (314)  $   3,406    $   9,170   $   8,081  $  (2,493)
                                             ----------  ---------    ---------   ---------  ----------
   Adjustments to reconcile net
   income (loss) to net cash provided
   by operating activities:
     Depreciation                                2,665       2,379        4,843       4,819      4,480
     Amortization                                  108         169          260       2,150        803
     Loss on disposal of property                   -           -           528          -          -
     Gain on extinguishment of debt                 -           -            -       (6,985)        -
     Non-cash other post employment
        benefits                                  (440)       (302)        (765)       (681)    (1,085)
     Deferred income taxes                         144        (184)        (375)       (410)       886
   Changes in assets and liabilities:
     Accounts receivable                       (15,632)    (11,176)        (205)     (4,254)     3,991
     Inventories                                (6,540)     (8,154)      (4,878)      1,705        (11)
     Other current assets                         (537)        108          595        (704)       998
     Accounts payable                            1,615       1,482        2,709       3,650     (1,529)
     Accrued payroll and related taxes             322        (342)        (399)      2,107     (1,326)
     Accrued warranty                            1,570        (357)         (84)      3,812        708
     Pension plans                                (233)       (186)       1,863        (293)       438
     Other assets and liabilities, net            (594)     (1,136)      (1,857)     (3,269)       820
     Accrued expenses and other
       liabilities                               1,025       2,931         (151)        706     (1,063)
                                             ---------   ---------    ----------  ---------  ----------
        Total adjustments                      (16,527)    (14,768)       2,084       2,353      8,110
                                             ----------  ----------   ---------   ---------  ---------
   Cash provided by (used in)
     operating activities                      (16,841)    (11,362)      11,254      10,434      5,617
                                             ----------  ----------   ---------   ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and
     equipment                                  (2,839)     (1,644)      (3,606)     (2,035)    (3,709)
                                             ----------  ----------   ----------  ---------- ----------
   Cash used in investing activities            (2,839)     (1,644)      (3,606)     (2,035)    (3,709)
                                             ----------  ----------   ----------  ---------- ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Book overdrafts                                (974)      3,978        1,471       2,273         -
   Lines of credit borrowings                  142,546     146,299      293,187     331,578    295,157
   Lines of credit payments                   (122,729)   (134,959)    (298,672)   (331,551)  (295,337)
   Repayment of notes payable                     (500)       (611)      (1,101)    (10,191)    (1,282)
   Payments of financing fees                       (1)        (20)        (113)       (710)       (94)
                                             ----------  ----------   ----------  ---------- ----------
   Cash provided by (used in)
     financing activities                       18,342      14,687       (5,228)     (8,601)    (1,556)
                                             ---------   ---------    ----------  ---------- ----------

   Effect of exchange rate changes on
     cash                                           32         (92)         (25)          5        (62)
                                             ---------   ----------   ----------  ---------  ----------
   Increase (decrease) in cash                  (1,306)      1,589        2,395        (197)       290

   Cash, beginning of period                     4,100       1,705        1,705       1,902      1,612
                                             ---------   ---------    ---------   ---------  ---------
   Cash, end of period                       $   2,794   $   3,294    $   4,100   $   1,705  $   1,902
                                             =========   =========    =========   =========  =========

The accompanying notes are an integral part of these consolidated financial statements.

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The significant accounts policies used in preparation of the consolidated financial statements are as follows:

      BUSINESS AND ORGANIZATION
      Gentek Holdings, Inc. ("Holdings") was incorporated on July 8, 1997. Holdings has a wholly-owned subsidiary, Gentek Building Products, Inc. ("GBPI"), which has a wholly-owned subsidiary Gentek Building Products Limited ("GBPL"). Holdings, GBPI and GBPL are the successors to their respective predecessor companies (after a restructuring as a result of a stock purchase agreement in July 1997 with Amerimax Fabricated Products, Inc. - "Amerimax") which acquired in June 1994 certain assets and assumed certain liabilities of the Building Products Divisions of Alcan Aluminum Corporation and Alcan Aluminium Limited ("Alcan").

      GBPI and GBPL design, manufacture and distribute a broad variety of aluminum, vinyl and steel siding, soffit and trim; vinyl windows; and coated aluminum and steel coil. Two manufacturing facilities and thirteen distribution centers are located in the United States and three manufacturing facilities and twenty distribution centers are located in Canada. Manufactured products fall into two basic categories of (1) vinyl, aluminum and steel siding and related products for residential and light commercial applications and (2) vinyl windows. GBPI and GBPL also coat aluminum and steel coil for use by third parties. GBPI and GBPL distribution centers sell both its manufactured and vendor purchased resale products. Because most products are intended for exterior use, sales tend to be lower during periods of inclement weather, especially in northern markets which usually results in significantly less net sales in the first and fourth quarters than any other periods of the year.

      RECENTLY ISSUED ACCOUNTING STANDARDS

      The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires companies to record the fair value of a liability for an asset retirement obligation in the period in which it was incurred. The amount recorded as a liability will be capitalized by increasing the carrying amount of the related long-lived asset, which is then depreciated over its useful life. The Company adopted SFAS No. 143 on January 1, 2003 and adoption had no impact on its results of operations, financial position or liquidity.

      The FASB has issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 requires disclosures by guarantors about the nature of, and maximum potential payments under, contracts that contingently require the guarantor to make payments to the guaranteed party under certain circumstances (such as financial guarantees and product warranties). FIN No. 45 also requires the recognition by guarantors of a liability, at fair value, for the obligation to stand ready to perform under the terms of the contract. The recognition provisions of FIN No. 45 do not apply to product warranties. The disclosure provisions of FIN No. 45 are effective for periods ending after December 15, 2002. The recognition provisions are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The Company has an indemnification clause within a facility lease agreement which is considered to be a guarantee within the scope of FIN
      45. The Company also guarantees certain employee mortgage loans (Note 5). The Company does not consider these guarantees to be material to its results of operations, financial position or liquidity. The Company has adopted the disclosure provisions of FIN No. 45 (Note 1) and does not expect the adoption of the recognition provisions of FIN No. 45 to have a material impact on its results of operations, financial position or liquidity.

      In June of 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. It nullifies the guidance of the

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      Emerging Issues Task Force ("EITF") in EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Under EITF Issue No. 94-3, an entity recognized a liability for an exit cost on the date that the entity committed itself to an exit plan. In SFAS No. 146, the Board acknowledges that an entity's commitment to a plan does not, by itself, create a present obligation to other parties that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for the initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. There has been no material impact related to the implementation of this recently issued statement on the Company's results of operations, financial position or liquidity.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure an amendment of FASB Statement No. 123". SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires prominent disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation in both annual and interim financial statements. The disclosure requirements of SFAS No. 148 have been adopted in these financial statements. The transition requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The Company has adopted SFAS No. 148 (see the Stock-Based Compensation policy disclosure in this note) and the adoption did not have an impact on the Company's financial position or on its results of operations or liquidity.

      On January 15, 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." The objective of this interpretation is to improve financial reporting by enterprises involved with variable interest entities. This interpretation applies to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company has no variable interest entities.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. This statement is effective for interim periods beginning after June 15, 2003. On October 29, 2003, the FASB deferred the provisions of paragraphs 9 and 10 and related guidance in the appendices of this pronouncement as they apply to mandatorily redeemable preferred shares. The Company is currently assessing what impact the adoption of SFAS No. 150 would have upon its financial position, results of operations and liquidity.

      PRINCIPLES OF CONSOLIDATION AND FOREIGN CURRENCY TRANSLATION

      The accompanying consolidated financial statements include the accounts of Holdings and its subsidiaries GBPI and GBPL (collectively, the "Company") and are prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated.

      The assets and liabilities of GBPL are denominated in Canadian currency and have been translated in U.S. dollars using exchange rates in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rate for the period. Translation adjustments are recorded as a separate component of accumulated other comprehensive income (loss). The net effect of currency gains and losses realized on business transactions is included in other expenses (income) within the Consolidated Statement of Operations and Comprehensive Income (Loss).

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------

      UNAUDITED INTERIM INFORMATION

      The unaudited interim financial statements as of June 30, 2003 and for the six months ended June 30, 2003 and 2002, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial statements are not necessarily indicative of operating results for an entire year.

      CONCENTRATIONS OF CREDIT RISK

      GBPI and GBPL sell their products throughout the U.S. and Canada, and to a lesser extent, to overseas markets. In 2002 and 2000, no customer represented 10% or more of total net sales. During 2001 net sales to the Company's largest customer represented approximately 10% of total net sales. GBPI and GBPL perform ongoing credit evaluations of their customers and generally do not require collateral. GBPI and GBPL monitor potential credit losses and such losses have been within management's expectations.

      DERIVATIVE FINANCIAL INSTRUMENTS

      The Company does not have any derivative financial instruments and hedging activities as defined by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and does not enter into derivative financial instruments or hedging activities for speculative or trading purposes.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents. Cash equivalents are stated at cost, which approximates market value. There were no cash equivalents at December 31, 2002 or 2001.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of the Company's cash and cash equivalents, receivables, payables, and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amounts of the Company's credit facilities and term note payable approximate fair value due to the variable, floating interest rate structure of the notes.

      INVENTORIES

      Inventories are stated at the lower of cost or market. Cost is determined under the average cost method.

      PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Significant additions and improvements are capitalized while expenditures for maintenance and repairs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from accounts in the year of disposal. Gains and losses resulting from disposals are included in operations.

      Depreciation is computed using the straight-line method based on the following ranges of estimated useful lives:

            Buildings and improvements                  10-40 years
            Leasehold improvements                      Life of lease or 40 years
            Machinery and equipment                     5-10 years
            Tooling and dies                            2-5 years
            Furniture, fixture and office equipment     5-7 years

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      The Company reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of property, plant and equipment may not be recoverable. If it is determined that an impairment loss has occurred based on expected future cash flows, the loss is recognized in the Consolidated Statement of Operations.

      The Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" effective January 1, 2002. SFAS No. 144 superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 144 retains the fundamental recognition and measurement provisions of SFAS No. 121 for assets to be held and used and assets to be disposed of by sales, but the standard develops a single accounting model for long-lived assets to be disposed of and for certain obligations associated with a disposal activity. The adoption of SFAS No. 144 had no effect on the consolidated financial statements.

      DEFERRED CHARGES AND OTHER INTANGIBLE ASSETS

      Deferred charges and other intangible assets consist of deferred financing charges and costs assigned to various technology, patent and trademark agreements and rights.

      The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002. Goodwill is recorded when the cost of acquired business exceeds the fair value of the identifiable net assets acquired. Goodwill and intangible assets with an indefinite useful life are tested for impairment annually or when events or circumstances indicate that impairment may have occurred. The Company has elected to perform the impairment test annually as of December 31. If considered impaired, the intangible asset is written down to fair value. SFAS No. 142 also required the Company to reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly. The Company did not cease amortization related to any of its intangible assets or change the useful lives as a result of this reassessment. The Company had no goodwill or indefinite useful life intangibles recorded as of January 1, 2002.

      Prior to 2002, the Company reviewed for impairment whenever events or changes in circumstances indicated that the carrying amount of intangibles may not be recoverable. If it was determined that an impairment loss occurred based on a market value approach, the loss was recognized in the Consolidated Statement of Operations (Note 4).

      These items are being amortized using the straight-line method over the respective useful lives as follows:

               Financing charges                          3 years
               Technology license agreements              30 years
               Patents and trademarks                     17 and 30 years

      INCOME TAXES

      The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is provided for deferred taxes if it is more likely than not that these items will expire before the Company is able to realize their benefit, or that future deductibility is uncertain.

      Holdings files a consolidated U.S. federal income tax return with GBPI. GBPL files a separate federal income tax return in Canada.

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------

      REVENUE RECOGNITION

      Revenues are recognized when finished products are shipped to unaffiliated customers and both title and the risk and rewards of ownership are transferred. Revenues include both direct sales as well as toll processing revenue. Toll processing revenues result from the Company performing steel and aluminum processing operations without acquiring ownership for the material and is recorded on a net basis in net sales. Toll processing revenues were $3,768, $3,185, and $3,491 for the years ended December 31, 2002, 2001 and 2000, respectively.

      Sales incentives given to customers are recorded as a reduction of revenue when the corresponding revenues are recorded in the Consolidated Statements of Operations.

      PRODUCT WARRANTY COSTS AND SERVICE RETURNS

      Consistent with industry practice, the Company provides to homeowners limited warranties on certain products, primarily related to siding and window product categories. Warranties are of varying lengths of time from the date of purchase including up to lifetime. Warranties cover product failures such as peeling, chipping, cracking and fading, hail damage as well as manufacturing defects. Window product warranties also cover failures such as glass seals and breakage, mechanical parts and frame integrity.

      The Company has various options for remedying product warranty claims including repair, refinishing or replacement and directly incurs the cost of these remedies. Warranties also become reduced under certain conditions of time and change in homeownership. Liabilities for future warranty costs are provided annually based on management's estimates of such future costs using historical trends and sales of products to which such costs relate. Certain metal coating suppliers provide material warranties to the Company that may mitigate the costs incurred by the Company. Warranty reserves are based on past claims experience, sales history and other factors. An independent actuary assists the Company to determine reserve amounts related to significant product failures (Note 11).

      Reconciliation of warranty reserve activity is as follows for the six months ended June 30, 2003 and the year ended December 31, 2002:


                                                               JUNE 30,      DECEMBER 31,
                                                                 2003           2002
                                                             (UNAUDITED)

     Balance at the beginning of the period                   $  10,961      $  11,020
        Provision for warranties issued                           1,390          2,084
        Provision for pre-existing warranties                     2,404            702
        Settlements made during the period                       (1,813)        (2,845)
                                                              ----------     ----------
     Balance at the end of the period                         $  12,942      $  10,961
                                                              =========      =========

      STOCK-BASED COMPENSATION

      At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 10. The Company accounts for this plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". No stock-based employee compensation cost is reflected in net income, as all options are granted at an exercise price equal to the market value of the underlying common stock on the date of grant. The fair value of each option grant is estimated on the date of grant, most recently during 2000, using a present value calculation with the following weighted average assumptions: risk free interest rate 5.10%; 0% dividend yield; 0% volatility and an expected life of ten years. The following table illustrates the effect on net income (loss) if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


                                              SIX MONTHS
                                            ENDED JUNE 30,               YEARS ENDED DECEMBER 31,
                                            --------------               ------------------------
                                           2003        2002            2002        2001        2000
                                        (UNAUDITED) (UNAUDITED)

   Net income (loss), as reported       $    (314)  $   3,406       $   9,170    $   8,081  $  (2,493)
   Deduct:  total stock-based
    employee compensation expense
    determined under fair value based
    method for all awards, net of
    related tax effects                       (10)        (16)            (27)        (149)      (179)
                                        ----------  ----------      ----------   ---------- ----------
   Pro forma net income (loss)          $    (324)  $   3,390       $   9,143    $   7,932  $  (2,672)
                                        ==========  =========       =========    =========  ==========

      COMPREHENSIVE INCOME (LOSS)

      SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income (loss) and its components in financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income
      (loss) consists of foreign currency translation transactions and minimum pension liability adjustments, and is presented in the Consolidated Statements of Operations and Comprehensive Income (Loss).

      USE OF SIGNIFICANT ACCOUNTING ESTIMATES

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2.      INVENTORIES

      Inventories consist of the following at June 30, 2003, December 31, 2002 and 2001:

                                                           JUNE 30,        DECEMBER 31,
                                                                       --------------------
                                                             2003        2002        2001
                                                          (UNAUDITED)

     Raw materials and supplies                           $  17,758    $  14,870  $  11,265
     Finished products                                       27,097       19,875     18,333
                                                          ---------    ---------  ---------
           Total                                          $  44,855    $  34,745  $  29,598
                                                          =========    =========  =========

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


3.      PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of the following at December 31, 2002 and 2001:

                                                                           DECEMBER 31,
                                                                           ------------
                                                                         2002        2001


     Land and improvements                                             $   2,129  $   2,103
     Buildings and improvements                                            9,452      9,279
     Machinery, equipment, tooling and dies                               39,370     38,497
     Furniture, fixtures and office equipment                              2,863      2,448
     Construction in progress                                              1,452        624
                                                                       ---------  ---------

                                                                          55,266     52,951
     Less:  accumulated depreciation and amortization                    (28,853)   (25,009)
                                                                       ---------- ----------

        Total                                                          $  26,413  $  27,942
                                                                       =========  =========

4.    DEFERRED CHARGES AND OTHER INTANGIBLE ASSETS

      Deferred charges and other intangible assets consist of the following at December 31, 2002 and 2001:

                                                                           DECEMBER 31,
                                                                           ------------
                                                                         2002        2001


     Financing charges                                                 $     113  $     286
     Technology agreement licenses                                         1,194      1,194
     Patents and trademarks                                                2,527      2,508
                                                                       ---------  ---------

                                                                           3,834      3,988
     Less:  accumulated amortization                                      (1,311)    (1,328)
                                                                       ---------- ----------

        Total                                                          $   2,523  $   2,660
                                                                       =========  =========

      At December 31, 2002, amortization expense of definite lived intangibles for the next five years will be as follows: 2003, $217; 2004, $199; 2005, $170; 2006, $162; 2007, $162.

      During 2001, the Company wrote-off its remaining goodwill from acquisitions after reviewing recent events and circumstances. The Company recorded an impairment charge of $1,511. This impairment charge is included in selling, general and administrative expenses in the 2001 Consolidated Statement of Operations. Goodwill amortization expense included in the Company's results of operations during 2000 was $67.

5.      EMPLOYEE LOANS

      The Company has made interest free mortgage loans to employees upon relocation aggregating $126 and $201 which are included in other assets on the Company's consolidated balance sheets at December 31, 2002 and 2001, respectively. Repayment terms range from 5 to 25 years and the mortgages are generally collateralized by the value of the underlying assets. Mortgage loans taken

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      out personally by employees of GBPL, as a result of relocation, are guaranteed by Holdings and aggregate $17 and $29 at December 31, 2002 and 2001, respectively. The Company has agreed to pay the interest expense related to these loans on behalf of the employees.

6.    FINANCING ARRANGEMENTS

      Balances outstanding on financing agreements consist of the following at December 31, 2002 and 2001:

                                                                           DECEMBER 31,
                                                                         2002        2001


     GBPI Revolving Credit Facility                                    $  13,223  $   6,408
     GBPL Revolving Credit Facility                                        2,231     14,320
     GBPL Term Loan                                                        5,758      6,773
                                                                       ---------  ---------

                                                                          21,212     27,501
     Less:  current portions                                              (7,222)    (5,702)
                                                                       ---------- ----------

     Long-term portions                                                $  13,990  $  21,799
                                                                       =========  =========

         Aggregate maturities of financing arrangements at December 31, 2002 are as follows:



     2003                                                              $   7,222
     2004                                                                    915
     2005                                                                 13,075
                                                                       ---------

        Total                                                            $21,212
                                                                       =========

      Total interest paid on the above financing arrangements totaled $2,371, $4,609 and $5,010 in 2002, 2001 and 2000, respectively.

      At December 31, 2002 and 2001, management intended to finance future accounts receivable and inventories for more than one year, and estimated that the amount of borrowings under its revolving credit facilities classified as long-term which amounts would not exceed the eligible collateral at any time during the period.

      The credit agreements contain various covenants that, among other things, limit the Company's ability to incur debt, pay dividends and exceed a capital expenditure level of $5,500; specifies minimum levels of consolidated adjusted tangible net worth on a monthly basis ($16,000 at December 31, 2002) and a fixed charge coverage ratio of 1.1 to 1.0. The credit agreements are subject to early termination fees.

      GBPI Revolving Credit Facility

      The facility provides up to $30 million on the revolving credit facility and extends through April 2005. Borrowings under this commitment contain interest pricing options of prime plus 0.25% (prime 4.25% at December 31, 2002) or LIBOR plus 2.50% (LIBOR 1.38% at December 31, 2002). The Company is obligated to pay a commitment fee of 0.375% per annum on the sum of the average daily unused portion of the revolving credit commitment. The weighted average interest rate paid on this facility during 2002 was 5.34%. GBPI may borrow revolving credit loans from time to time in an aggregate amount not to exceed the lesser of: (a) $30 million or (b) the sum of 85% of all

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      eligible accounts receivable and the value of 60% of all eligible inventories of GBPI calculated from time to time as provided therein and subjected to certain limitations. The revolving credit facility allows for issuance of letters of credit which are also attributable to the same collateral base. At December 31, 2002 and 2001, the Company had letters of credit outstanding of $1,236 and $1,122, respectively. At December 31, 2002, there was $6,437 of unused revolving credit commitment available.

      The GBPI Credit Agreement is collateralized by a pledge of 65% of the outstanding stock of GBPL and substantially all the assets of GBPI and is guaranteed by Holdings.

      GBPL Credit Facility

      GBPL has a credit agreement with the same financial institution as GBPI. The terms of the credit facility are as follows:

      Revolving Credit Facility - This commitment of $28.6 million extends through April 2005. Borrowings under this commitment contain interest pricing options of Canadian prime plus 0.75% (Canadian prime 4.50% at December 31, 2002) and Bankers Acceptance Note Rate plus 2.50% (Bankers Acceptance Note Rate 2.83% at December 31, 2002). The Company is obligated to pay a commitment fee of 0.375% per annum on the sum of the average daily unused portion of the revolving credit commitment. The weighted average interest rate paid on this facility during 2002 was 5.49%. GBPL was able to borrow revolving credit loans from time to time in an aggregate amount not to exceed the lesser of (a) $28.6 million or (b) the sum of 85% of all eligible accounts receivable and the value of 65% of all eligible inventories of GBPL calculated from time to time as provided therein and subject to certain limitations. At December 31, 2002, there was $16,780 of unused revolving credit commitment available.

      Term Loan - Principal was payable in monthly installments of $77 plus interest through April 2005 with the balance due at that time. Borrowings under the term loan contain interest pricing options of Canadian prime plus 1.0% and Bankers Acceptance Note Rate plus 3.0%.

      GBPL had available an additional term facility not to exceed $3.2 million to finance capital expenditures. No amounts have been borrowed on this facility to date.

      The GBPL Credit Agreement is collateralized by the pledge of 35% of the outstanding stock of GBPL as well as substantially all the assets of GBPL and is guaranteed by GBPI and Holdings.

      Subordinated Note Payable

      GBPI maintained a $15 million note agreement with Alcan ("Alcan Note") that was due on July 17, 2002. On December 21, 2001, the Company entered into a payoff agreement with Alcan for a lump-sum settlement of the outstanding note and all remaining accrued interest. As a result of this lump-sum settlement, the Company recognized a gain on the extinguishment of the debt in the amount of $6,985 net of fees of $515. In April, 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" which required the Company to record the extinguishment of debt as income from continuing operations. In accordance with SFAS 145, this gain on the extinguishment of debt was reclassified on the 2001 consolidated statement of operations and comprehensive income (loss) to conform to the new pronouncement.

7.    EMPLOYEE BENEFIT PLANS

      Pension

      The Company has contributory and noncontributory defined benefit pension eligible employees. The Company maintains a number of hourly retirement plans resulting from collective bargaining

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      agreements covering active and retired employees associated with the respective bargaining agreements. In addition, the Company maintains a plan for salaried and non-union hourly employees in Canada ("Canadian Pension Plan"). Benefits under the hourly plans are generally based on various monthly amounts for each year of credited service. Under the Canadian Pension Plan, benefits are generally based on the employee's compensation during the three years prior to retirement.

      In general, the Company's policy is to fund these plans based on legal requirements, tax considerations, local practices and investment opportunities. The components of pension expense for all defined benefit plans are as follows for the years ended December 31, 2002, 2001 and 2000:

                                                             2002        2001        2000
                                                             ----        ----        ----

     Benefit cost                                         $     916    $     522  $     195
     Employer contributions                                   1,153          784        657
     Benefits paid                                              621          978        372

      Significant plan assumptions for 2002, 2001 and 2000 include the following: (1) the discount rates used for plans in 2002 was 6.75%, ranged from 7.40% to 7.00% in 2001 and ranged from 7.75% to 7.2% in 2000; (2) the expected long-term rate of return ranged from 9.0% to 8.75%; and (3) the expected rate of salaried compensation increases for all plans was 3.5%.

      Plan assets consist primarily of listed common stocks and corporate and government bonds. The following table sets forth the plans' combined funded status accounted for using SFAS No. 87, "Employers Accounting for Pensions" and the amounts recognized in the Company's Consolidated Financial Statements at December 31, 2002 and 2001:

                                                             2002        2001
                                                             ----        ----

     Plan assets at fair value                            $  18,529    $  19,315
     Projected benefit obligation                            25,039       21,566
                                                          ---------    ---------

     Net pension liability                                $  (6,510)   $  (2,251)
                                                          ==========   ==========

      In accordance with SFAS No. 87, the Company recorded in 2002 and 2001 a minimum pension liability for plans where the accumulated benefit obligation exceeded the fair value of plan assets. Additional liabilities of $3,413 and $1,010 were reflected in other liabilities at December 31, 2002 and 2001 respectively. Corresponding amounts of $1,119 and $364 related to unrecognized prior service costs were also reflected as prepaid assets at December 31, 2002 and 2001, respectively. Reductions to shareholders' equity, net of income tax effects, of $1,895, $190 and $413 were recorded in 2002, 2001 and 2000, respectively, as a result of the additional minimum liability adjustments.

      The Company has contributory incentive savings plans covering all full-time salaried and non-union hourly employees. Under the plans, U.S. participants may make voluntary contributions from 1% to 16% of annual compensation and Canadian participants can make unlimited contributions. The Company contributes fifty to seventy cents, depending on the participant's level of continuous service, for each dollar of participant contribution up to 6% in the U.S. and up to 4% in Canada, of employee compensation. Company contributions are subject to statutory limitations in the U.S. During 2002, 2001 and 2000, GBPI and GBPL contributed $469, $407 and $509, respectively, in the form of matching contributions to these plans. GBPI committed to fund additional voluntary contributions of $357, $471 and $145 during 2002, 2001 and 2000, respectively. Additional voluntary contributions are funded in the following year.

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      Other Post Employment Benefits

      The Company provides postretirement medical and life insurance benefits to certain retirees and eligible dependents for U.S. employees of the Company. GBPL has similar plans for retirees; however, most retirees are covered by government-sponsored programs. The medical plan is contributory, with retiree contributions adjusted periodically. The plans are not funded and pay reasonable and customary charges for medically necessary expenses incurred by retirees, after stated deductibles have been met. The Company has reserved the right to change or eliminate these benefit plans. In 1999, the GBPI Plan was amended to cancel benefits to certain classes of former employees. A gain of $1.6 million resulted which is being amortized over 5.5 years.

      Postretirement benefit costs include the following components for the years ended December 31, 2002, 2001 and 2000:

                                                             2002        2001        2000
                                                             ----        ----        ----

     Benefit income                                       $   (395)   $  (297)   $  (344)
     Employer contributions                                   (121)      (117)      (114)
     Employee contributions                                    (28)       (32)       (27)
     Benefits paid                                             149        149        141

      The following reconciles the Company's combined funded status to amounts recognized in the Company's Consolidated Balance Sheet at December 31, 2002 and 2001:

                                                             2002        2001

     Accumulated postretirement benefit                   $   1,177    $   1,691
     Plan assets at fair value                                   -            -
                                                          ---------    --------

     Accrued post retirement benefit costs                $   1,177    $   1,691
                                                          =========    =========

      For measurement purposes, a graded 4.85% annual rate of increase in the general inflation of covered benefits (i.e., health care cost trend rate) was assumed for 2002 and 2001. The health care cost trend rate assumption has a significant effect on the amount reported. To illustrate, increasing the assumed health care cost trend rate by 1% each year would increase the accumulated postretirement benefit obligation as of December 31, 2002 by $2 and the aggregate of the services and interest cost components of net periodic postretirement benefit cost by an immaterial amount. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.75% and 7.4% at December 31, 2002 and 2001, respectively.

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


8.      LEASES

      The Company leases various facilities, machinery and equipment and vehicles under noncancelable operating lease agreements. Several of these leases are subject to renewal options under various terms.

      Minimum rental commitments are summarized under the agreement and are as follows:



     2003                                                              $   5,783
     2004                                                                  4,892
     2005                                                                  3,940
     2006                                                                  2,890
     2007                                                                  2,396
     Thereafter                                                            5,930
                                                                       ---------

     Total minimum payments                                            $  25,831
                                                                       =========

      Operating lease payments aggregated $6,846, $6,764 and $6,492 in 2002, 2001 and 2000, respectively.


9.    INCOME TAXES

      The Company's income tax expense (benefit) consists of the following components for the years ended December 31:

                                                             2002        2001        2000
     Current income tax expense:
        U.S.:
           Federal                                        $    (200)   $     200  $      -
           State                                                 -            -          -
        Canada                                                3,265        1,860      1,117
                                                          ---------    ---------  ---------
                                                              3,065        2,060      1,117
     Deferred income tax benefit:
        U.S.:
           Federal                                               -            -          -
           State                                                 -            -          -
        Canada                                                 (375)        (410)       886
                                                          ---------    ---------  ---------
                                                               (375)        (410)       886
                                                          ---------    ---------  ---------
                                                          $   2,690    $   1,650  $   2,003
                                                          =========    =========  =========

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      A reconciliation of the income tax expense (benefit) compared with the U.S. statutory tax rate of 34% for the years ended December 31, is as follows:

                                                             2002        2001        2000

     Tax provision at U.S. Statutory Rate                 $   4,033    $   3,309  $    (167)

     State and local taxes, net of Federal benefit              151          224       (127)
     Deferred tax valuation allowance                        (1,565)      (1,934)     1,982
     Foreign rate differential                                  (26)         (75)       189
     Nondeductible expenses                                      97          126        126
                                                          ---------    ---------  ---------
     Income tax expense (benefit)                         $   2,690    $   1,650  $   2,003
                                                          =========    =========  =========

      For the six months ended June 30, 2003 and 2002 the actual income tax expense is different than the expected income tax expense (based on the Federal U.S. tax rate of 34%) due to differences in foreign and provisional rates and no income tax expense (benefit) being recorded for U.S. purposes due to the full valuation allowance recorded against the net U.S. deferred tax asset.

      At December 31, 2002, Holdings has consolidated U.S. operating loss carryforwards of approximately $11,787, which are available to offset future taxable income. The income tax carryforwards begin to expire in 2012.

      During 2000, the Company utilized the remaining foreign operating loss carryforwards related to GBPL.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and the benefits of existing operating loss carryforwards.

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      At December 31, 2002 and 2001, the components of the net deferred tax assets (liabilities) are as follows:

                                                             2002        2001
     Deferred tax assets:
        Accounts receivable                               $     493    $     565
        Inventory                                               216          233
        Pension                                                 726          138
        Post retirement benefits                                437          642
        Product warranty                                      4,055        4,140
        Accrued expenses                                        391          406
        Employee benefits                                       511          649
        Operating loss carryforwards                          3,931        5,503
        Deferred tax valuation allowance                     (7,906)      (9,471)
                                                          ----------   ----------

     Total deferred tax assets                                2,854        2,805
                                                          ---------    ---------

     Deferred tax liabilities:

        Property, plant and equipment                         3,271        3,767
        Intangibles                                             879          932
                                                          ---------    ---------

     Total deferred tax liabilities                           4,150        4,699
                                                          ---------    ---------

     Net deferred tax liability                           $   1,296    $   1,894
                                                          =========    =========

      At December 31, 2002 and 2001, GBPI has recorded a valuation allowance of $7,906 and $9,471 respectively, related to all of its U.S. net deferred tax assets as it has been deemed more likely than not based on the weight of available evidence that these U.S. net deferred tax assets will not be realized.

      Income taxes paid for the year ended December 31, 2002, 2001 and 2000 totaled $2,661, $1,515 and $727, respectively.

10.   STOCKHOLDERS' EQUITY

      The Class A common shares which are fully paid can be converted to Class B common shares on a one-to-one basis and/or Class C common shares which are fully paid can be converted to Class D common shares on a one-to-one basis, except that conversions are not allowable if no respective shares of Class A and/or Class C shares would be issued and outstanding after the conversion. Authorized and unissued shares of Class B and Class D common shares are required to be reserved sufficient to effect the respective conversions and any Class A and/or Class C common shares. Converted shares must be canceled and may not be reissued. Subject to the Company's credit facilities (Note 6), dividends are permitted as long as equal dividends are declared and paid for each class.

      In connection with the formation of predecessor Holdings, certain management investors, subscribed for 31,543 Class A common shares of Holdings for $631 and subscribed for 2,178 Class A restricted common shares of Holdings and options to purchase 4,532 Class A restricted common shares which were accepted by Holdings. Holdings committed to and contributed the proceeds from the sale of these Class A common shares, restricted shares and options to predecessor GBPI

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      in the form of an additional capital contribution upon the receipt of the proceeds from the management investors.

      All classes of Common Stock are subject to the terms of a Stockholder Agreement as well as a Management Investors Agreement and an Institutional Investor Agreement, as appropriate. These Agreements contain certain covenants and restrict the transfer of the different classes of common stock to varying degrees. In the event an employee ceases to be employed by the Company, or desires to sell his/her common shares, the Company has the option to purchase the shares subject to certain rights of first refusal.

      In 1997 the Board of Directors approved the establishment of the 1997 Amended and Restated Equity Incentive Plan ("Incentive Plan"). Under the Incentive Plan, 111,670 shares of the Company's Class A or Class B common shares are available for issuance under the Company's stock option agreements. The Company also agreed to assume certain stock option agreements of predecessor Holdings, which aggregated 26,230 shares of Class A common shares. These predecessor options, to the extent they expire or are forfeited, increase the number of options available under the Incentive Plan.

      Incentive options outstanding were granted at then fair market value and vest over five-year periods. Options expire ten-years from their date of grant subject to earlier termination in certain events related to termination of employment. Upon the sale of the Company, all options vest (Note 12).

      The following summarizes the changes in the number of Class A common shares under option for the years ended December 31, 2002, 2001 and 2000:

                                                   2002                     2001                     2000
                                                   ----                     ----                     ----
                                                          AVERAGE                  AVERAGE                  AVERAGE
                                          NUMBER         EXERCISE   NUMBER        EXERCISE    NUMBER       EXERCISE
                                            OF             PRICE      OF            PRICE       OF           PRICE
                                          OPTIONS        (WHOLE     OPTIONS        (WHOLE     OPTIONS      (WHOLE
                                                         DOLLARS)                 DOLLARS)                 DOLLARS)
Options outstanding,
  beginning of year                       141,097     $    9.68     141,097     $    9.68     141,981     $    9.68
Options granted during the year                --     $      --          --     $      --         250     $   10.00
Options canceled during the year           (1,851)    $   10.00          --     $      --     (1,134)     $   10.00
                                          -------                   -------                   -------


Options outstanding, end of the year      139,246     $    9.67     141,097     $    9.68     141,097     $    9.68
                                          =======                   =======                   =======

Options exercisable, end of the year      123,766     $    9.63     105,657     $    9.57      75,656     $    9.41
                                          =======                   =======                   =======

Options available for grant,
  end of the year                           3,186                     1,335                     1,335
                                          =======                   =======                   =======


11.   COMMITMENTS AND CONTINGENCIES

      General

      Various claims, lawsuits, and complaints arising in the ordinary course of business have been filed or are pending against the Company or may arise in the future involving allegations of negligence, product defects, and breach of warranty, among other allegations. Some of the foregoing matters involve or may involve compensatory or punitive damages in large amounts. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is possible that some of the foregoing matters could be decided unfavorably to the Company. Although the liability, if any, associated with these matters was not determinable at December 31, 2002, it is the opinion of management of the Company that all such matters are either indemnified by the predecessor companies or adequately accrued for or are adequately covered by insurance

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      or, if not so covered, are without merit or are of such kind, or involved such amounts, as would not have a significant effect on the consolidated financial position, results of the operations or cash flows of the Company if disposed of unfavorably.

      Management Advisory Agreement

      Genstar Investment Corporation ("GIC"), a stockholders representation group, entered into a management advisory agreement with Holdings and GBPI whereby GIC was retained as a management and corporate consultant. Fees under the agreement are $500 per annum, and may only be paid if the Company's fixed charge coverage, as defined in its bank financing agreement (Note 6), is at least 1:1. In May 2001, the bank allowed a one-time payment of accrued fees in the amount of $1,250 in 2001. At December 31, 2002 and 2001, $125 of such fees were accrued and unpaid. Amounts not paid when due bear interest at 10% per annum. This agreement is through December 15, 2004 (Note 12).

      Indemnification Agreement

      In conjunction with a stock purchase agreement ("Stock Purchase Agreement") with Amerimax to sell the Fabral Division (a previous division of the Company) in 1997, Holdings and GBPI have agreed to jointly and severally indemnify Amerimax with respect to liabilities and related matters resulting from or arising out of (1) any transfer of assets or liabilities, (2) certain product warranty obligations of predecessor GBPI or (3) breach or misrepresentation of certain responsibilities and warranties in the Stock Purchase Agreement. Subject to certain conditions, the product warranty indemnification excludes de-minimus claims and the first four claims under $25. The breach of certain representations and warranties are only indemnified to the extent claims for such breach exceeds $25 for any single claim and $300 in the aggregate.

      Other Agreement

      The Company has, subject to certain restrictions, and covenants, 30 year royalty-free, non-exclusive and non-transferable technology licenses to use the Alcan direct coater and strip deburring unit to manufacture, sell and distribute products in the United States and Canada with restrictions for export usage.

      Warranty Matters

      As discussed in Note 1, the Company provides various warranties to end-use consumers of its manufactured products. During 2000, the Company incurred a significantly higher incidence of steel siding warranty claims and costs. These claims were primarily the result of failures related to certain colors of polyvinyl-coated steel siding products which occurred in areas exposed to a combination of high heat and solar radiation conditions and which to date have been isolated to a certain period of production years. Based on extensive laboratory analysis and investigations, management feels it has significant evidence to support that the coating failures relate to improperly formulated materials provided by its coating supplier.

      Annually, management examines existing claims data and determines, with the assistance of an independent actuary, the amount of the estimated liability necessary to cover these estimated future claims. At December 31, 2002, the estimated future costs ranged from $3,200 to $9,800. Charges to operations aggregated $2,414 (unaudited) for the six months ended June 30, 2003 and $546, $4,200, and $1,400 for the years ended December 31, 2002, 2001 and 2000, respectively. Liabilities of $3,200 and $4,200 were recorded at December 31, 2002 and 2001, respectively. Through June 30, 2003, total claims costs of $5,753 (unaudited) have been paid.

      During 2001, management attempted to negotiate a financial resolution with its coating supplier without success. As a result, the Company filed suit against the supplier. The matter is in discovery stages. While management believes that the facts it has accumulated support the position that the warranty claims being incurred are a direct result of the faulty poly-vinyl coatings provided by the Company's supplier, no gains have been recorded due to the uncertainty of the

GENTEK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------


      outcome of the litigation. The Company incurred expenses of $435 (unaudited) for the six months ended June 30, 2003 and $492, $360 and $0 for the year ended December 31, 2002, 2001 and 2000, respectively related to investigation of the coating failures and litigation.

      Other
      At December 31, 2002, the Company is obligated to purchase certain machinery at a cost of $1,248, net of deposits made of $647.

      The Company enters into arrangements with key material producers for the supply of certain raw materials used in production. These arrangements provide for purchasing terms and conditions and include variable pricing formulas which are generally tied to published market indexes. Durations for these arrangements range from one to three years.

12.   SUBSEQUENT EVENTS (UNAUDITED)

      On August 29, 2003, Associated Materials Incorporated ("Associated Materials") acquired all of the issued and outstanding shares of capital stock and repaid the credit facilities and term note of Holdings for an aggregate purchase price of approximately $112.1 million in cash, which includes a working capital adjustment. All of the Company's stock options (Note 10) vested upon the closing of the acquisition and each option holder's options were exchanged for the option's then fair value, the equivalent value of an outstanding share of capital stock at the time of the transaction. The GIC management advisory agreement (Note 11) was terminated in conjunction with the acquisition.